Loan Agreement

Party A: Shaanxi Tianren Organic Food Co., Ltd.
Party B: Shaanxi Hede Venture Capital Management Co., Ltd.

After mutually and consistently consulted with each other, agreed that Party A lend Party B capital. Therefore, sign this agreement to enable both parties to compliant with it mutually.

1.	Usage: acquisition of Huludao Wonder Fruit Co., Ltd.
2.	Loan Amount: RMB twenty million
3.	Time of Loan: one year.
4.
Loan Interest rate: after negotiation between both parties, decide not to calculate Rate for reasons stated as: (1) Huludao Wanjia will be acquired by Shaanxi Tianren and the loan amount will be deducted from the purchase price; (2) the lease amount is low.

5.
Default Liability: in the event Party B fails to return to Party A the loan when it is due, both parties agree that Party B should pay to Party A the default fine, which is equal to 2% of loan amount per day.

Party A (Sealed): Shaanxi Tianren Organic	Party B: Shaanxi Hede Venture Capital
Food Co., Ltd.	Management Co., Ltd.

Xue Hongke	Zhang Jing

Date: August 1, 2007	Date: August 1, 2007